EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (January 21, 2009) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings of $841,000 or $.21 per share ($.21 diluted) for the quarter ended December 31, 2008, representing a $496,000 or 37% decrease, when compared to the $1,337,000 or $.34 per share ($.34 diluted) earned in the fourth quarter of 2007. Current quarter earnings declined primarily for two reasons. First, net interest income decreased during the quarter as the yields on earnings assets declined more rapidly than rates paid on deposits. This was due in part to aggressive interest rate cuts by the Federal Reserve Bank to stimulate the struggling U.S. economy. Second, operating expenses increased as a result of planned expansion of the Company’s banking franchise.
For the full year 2008, earnings were $4,465,000 or $1.13 per share ($1.12 diluted), representing a $1,909,000 or 30% decrease, when compared to $6,374,000 or $1.64 per share ($1.61 diluted) earned in 2007. The decrease in net income was primarily the result of an increase in loan loss provision. The current period provision was primarily increased to support strong growth in the Company’s loan portfolio and to account for increased risk. In contrast, during 2007 the Company recognized the positive financial impact of a one-time $839,000 pre-tax ($554,000 after-tax) recovery of loan losses that were incurred by PeoplesBank in prior periods. Due to the adequacy of the Company’s allowance for loan losses in 2007, the full amount of the recovery was recorded as a reduction to the loan loss provision at that time. On a comparable basis, net income for 2008 decreased $1,355,000 or 23% below 2007 as adjusted ($6,374,000 reported 2007 earnings less $554,000 for the after-tax effect of the loan loss recovery).
Earnings for 2008 were also constrained by net interest margin compression which was alluded to earlier as well as increased operating expenses related to the ongoing expansion of the Company’s banking franchise. PeoplesBank recently opened its 17th full-service financial center, which is the third new facility opened by the bank during 2008. Located in Bel Air, Maryland, this new office follows the bank’s earlier expansion into Hunt Valley, Maryland, and the Hanover, Pennsylvania markets.

On December 31, 2008, total assets were approximately $703 million, representing a $108 million or 18% increase above December 31, 2007. Asset growth was driven primarily by a strong increase in business loans, followed by an increase in home equity loans. Loan growth was funded primarily by an increase in certificates of deposit generated from local markets. Additional detailed financial information is provided in the Financial Highlights section of this Press Announcement.
“For 145 years, we have been building relationships with our clients and within our community,” said Larry J. Miller, Vice Chairman, President, and CEO. “Together we have weathered economic downturns, overcome social turmoil, fought wars, and survived natural disasters. As we face today’s global economic crisis, our company is prepared to continue to help our clients and neighbors during these challenging times.”
In other news, on January 13, 2009, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $.12 per share, payable on or before February 10, 2009 to shareholders of record January 27, 2009.
Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Press Announcement should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest income	$9,293	$10,035	$36,732	$39,169
Interest expense	4,047	4,419	15,809	18,489
Net interest income	5,246	5,616	20,923	20,680
Provision(recovery) loan losses	457	365	1,870	(554)
Noninterest income	1,556	1,446	6,163	5,447
Gain(loss) on sale of securities	0	0	123	(7)
Gain on sale of mortgages	76	40	379	248
Noninterest expense	5,483	4,950	20,044	18,368
Income before income taxes	938	1,787	5,674	8,554
Income taxes	97	450	1,209	2,180
Net income	$841	$1,337	$4,465	$6,374
Basic earnings per share	$0.21	$0.34	$1.13	$1.64
Diluted earnings per share	$0.21	$0.34	$1.12	$1.61

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	December 31,
	2008	2007
Cash and short term investments	$14,875	$39,053
Investment securities	77,287	84,369
Loans	580,451	447,497
Allowance for loan losses	(4,690)	(3,434)
Premises and equipment, net	11,900	10,252
Other assets	22,943	16,870
Total assets	$702,766	$594,607

Deposits	$598,129	$511,968
Borrowed funds	47,779	30,660
Other liabilities	4,677	3,564
Shareholders’ equity	52,181	48,415
Total liabilities and shareholders' equity	$702,766	$594,607

Selected Financial Data (Unaudited)
	Quarterly					Year-to-Date
	2008	2008	2008	2008	2007	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2008	2007
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$841	$1,130	$971	$1,523	$1,337	$4,465	$6,374
Basic earnings per share	$0.21	$0.28	$0.25	$0.39	$0.34	$1.13	$1.64
Diluted earnings per share	$0.21	$0.28	$0.24	$0.38	$0.34	$1.12	$1.61
Cash dividends per share	$0.120	$0.120	$0.133	$0.133	$0.181	$0.506	$0.555
Book value per share	$12.99	$12.65	$12.44	$12.63	$12.33	$12.99	$12.33
Average shares outstanding	4,003	3,986	3,947	3,928	3,922	3,966	3,882
Average diluted shares outstanding	4,006	4,002	3,990	3,979	3,982	3,991	3,966

Performance Ratios (%)
Return on average assets	0.51	0.70	0.63	1.02	0.91	0.71	1.11
Return on average equity	6.56	8.99	7.75	12.49	11.04	8.91	13.91
Return on average realized equity (2)	6.59	9.02	7.89	12.67	11.09	9.00	13.85
Net interest margin (3)	3.48	3.52	3.69	4.07	4.17	3.68	3.97
Efficiency ratio (4)	76.9	70.5	68.7	66.3	67.6	70.6	67.4

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (5)
average loans (5)	0.09	0.00	0.42	(0.01)	(0.02)	0.13	(0.20)
Allowance for losses to total loans	0.82	0.83	0.81	0.78	0.77	0.82	0.77
Nonperforming assets to total loans
and other real estate	1.83	1.93	1.84	2.24	2.25	1.83	2.25

Capital Ratios (%)
Average equity to average assets	7.71	7.83	8.12	8.13	8.24	7.94	7.96
Tier 1 leverage capital ratio	9.12	9.37	9.61	9.70	9.84	9.12	9.84
Tier 1 risk-based capital ratio	10.04	10.80	11.23	11.76	12.14	10.04	12.14
Total risk-based capital ratio	10.81	11.59	11.99	12.49	12.86	10.81	12.86

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(3) net interest income (tax-equivalent) as a percentage of average earning assets
(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(5) quarterly net loan charge-offs (recoveries) are annualized